[KEMPER LIFE INSURANCE COMPANIES LETTERHEAD]






July 7, 1995





Dear Policy Owner:

Special shareholders meetings for the mutual funds underlying your Kemper ADVANTAGE annuity are scheduled for September 19, 1995 to vote on various proposals. As a Kemper Investors Life Insurance Company (Kemper) policy owner, you are entitled to give us instructions to vote on your behalf.

The enclosed Proxy and related materials contain details, and we encourage you to read them carefully. For your convenience, a voting instruction card for the fund in which you are invested is included, as well as a postage paid envelope. You should use the enclosed voting instruction card to transmit your voting instructions to us. If you are invested in more than one fund, you will receive a package for each. Please be sure to vote with each package you receive.

Any questions you have concerning your Kemper ADVANTAGE annuity or these proposals may be directed to your Kemper representative or to our Client Services Department at 1-800-621-5001. As always, we appreciate your business and look forward to serving your insurance needs for many years to come.


Sincerely,

KEMPER INVESTORS LIFE INSURANCE COMPANY